Exhibit 99.1

BROADRIDGE REPORTS FIRST QUARTER 2014 RESULTS

Announces Record First Quarter EPS Driven by 11% Recurring Revenue Growth

Reaffirms Full Year Guidance

LAKE SUCCESS, N.Y., November 7, 2013 – Broadridge Financial Solutions, Inc. (NYSE:BR) today reported financial results for the first quarter of its fiscal year 2014. Results for the three months ended September 30, 2013 compared with the same period last year were as follows:

•	Recurring revenues increased 11% to $344 million from $311 million

•	Recurring revenue closed sales were up 10% to $15 million from $14 million

•	Total Revenues increased 10% to $545 million from $496 million

•	Non-GAAP net earnings increased 116% to $48 million from $22 million

•	GAAP Net earnings increased 143% to $44 million from $18 million

•	Non-GAAP Diluted earnings per share increased 117% to $0.39 from $0.18

•	GAAP Diluted earnings per share increased 157% to $0.36 from $0.14

Commenting on the results, Richard J. Daly, Chief Executive Officer, said, “I am very pleased with our first quarter results. Our strong recurring revenue performance was primarily due to Net New Business, as expected, and by internal growth. Our pipeline for sales continues to be robust. We are off to a great start to our fiscal year with record first quarter earnings results. Due to the seasonal nature of our business, our earnings results for our first two quarters historically make the least significant contribution to our annual results. In the quarter, there were positive equity volume and mutual fund trends that drove favorable market-based activities across Broadridge. We will have a clearer view of any ongoing full year impact of these increased market-based activities after the end of our second quarter.” Mr. Daly concluded, “We expect to achieve our full year guidance as a result of the top and bottom line growth anticipated from both of our segments. Our journey going forward will be focused on the activities we expect will enable us to create top quartile stockholder returns.”

Financial Results for First Quarter Fiscal Year 2014

For the first quarter of fiscal year 2014, revenues increased 10% to $545 million, compared to $496 million for the comparable period last year. The increase was driven by a positive contribution from recurring fee revenues of approximately $33 million including Net New Business (defined as closed sales less client losses), higher distribution revenues of $10 million and higher event-driven fee revenues of $8 million. GAAP Pre-tax margins of 12.7% increased compared to 5.8% for the previous fiscal year, primarily due to the increase in revenues coupled with the positive effect of improved productivity from strategic initiatives. Non-GAAP Pre-tax margins of 13.8% increased compared to 7.0% for the same period last year.

For the first quarter of fiscal year 2014, GAAP net earnings of $44 million increased 143%, compared to $18 million for the same period last year, primarily due to higher revenues and increased Pre-tax margins driven by revenue mix. Non-GAAP net earnings were $48 million compared to $22 million for the same period last year. GAAP Diluted earnings per share increased to $0.36 per share, compared to $0.14 per share in the first quarter of fiscal year 2013. Non-GAAP Diluted earnings per share were $0.39 compared to $0.18 per share for the same period last year. Acquisition Amortization and Other Costs decreased our GAAP diluted earnings per share by $0.03, for both the three months ended September 30, 2013 and 2012.

In addition, during the first quarter, the Company repurchased approximately 0.3 million shares of Broadridge common stock at an average price of approximately $30.10 per share.

Analysis of First Quarter Fiscal Year 2014

Investor Communication Solutions

Revenues for the Investor Communication Solutions segment increased $37 million, or 11%, to $376 million in the first quarter of fiscal year 2014 compared to the first quarter of fiscal year 2013. Higher recurring revenues contributed $18 million, higher event-driven fee revenues contributed $8 million and higher distribution revenues contributed $10 million to the increase in revenues. The positive contribution from recurring fee revenues was driven primarily by internal growth including higher than expected market-based activities and expected Net New Business. Pre-tax margin increased by 2.9 percentage points to 10.9% as a result of higher recurring revenues and improved productivity from strategic initiatives.

Securities Processing Solutions

Revenues for the Securities Processing Solutions segment increased to $169 million in the first quarter of fiscal year 2014 compared to $154 million in the first quarter of fiscal year 2013. The increase was the result of an 8% increase in Net New Business coupled with an increase in equity trade volumes to 908,000 trades per day. Pre-tax margin increased, as expected, by 12.7 percentage points to 18.8% as a result of revenue mix and improved productivity from strategic initiatives.

Other

Pre-tax loss decreased by $4 million in the first quarter of fiscal year 2014, primarily due to a decrease in the fair value of our obligations under contingent acquisition consideration arrangements, and a decrease resulting from fluctuations in foreign currency exchange rates, which was slightly offset by higher interest expense on our Long-term borrowings.

Senior Notes Offering

In August 2013, the Company completed an offering of $400 million in aggregate principal amount of senior notes (the “Fiscal 2014 Senior Notes”). The Fiscal 2014 Senior Notes will mature on September 1, 2020 and bear interest at a rate of 3.95% per annum. Interest on the Fiscal 2014 Senior Notes is payable semi-annually in arrears on March 1st and September 1st of each year. The Fiscal 2014 Senior Notes were issued at a price of 99.871% (effective yield to maturity of 3.971%). The Fiscal 2014 Senior Notes are senior unsecured obligations of the Company and rank equally with the Company’s other senior indebtedness. The Company used the proceeds from the Fiscal 2014 Senior Notes offering to repay the remaining $400 million of outstanding borrowings under its five-year term loan due September 2016, which was cancelled upon repayment.

Fiscal Year 2014 Financial Guidance

We are reaffirming our full year guidance provided in August 2013, and continue to anticipate:

•	Recurring revenue growth in the range of 5% to 7%, and total revenue growth in the range of 2% to 4%

•	Non-GAAP Pre-tax margins in the range of 15.6% to 16.1%, and GAAP Pre-tax margins in the range of 14.8% to 15.3%

•	Non-GAAP Diluted earnings per share in the range of $2.00 to $2.10, and GAAP Diluted earnings per share in the range of $1.89 to $1.99, based on diluted weighted-average shares outstanding of approximately 124 million shares

•	Free cash flow in the range of approximately $250 million to $300 million

•	Recurring revenue closed sales in the range of $110 million to $150 million

The Non-GAAP Pre-tax margins and Diluted earnings per share guidance ranges exclude the projected impact of Acquisition Amortization and Other Costs. Our guidance does not take into consideration the effect of any future acquisitions, additional debt or share repurchases.

Explanation of the Company’s Use of Non-GAAP Financial Measures

In certain circumstances, results have been presented that are not generally accepted accounting principles measures (“Non-GAAP”) and should be viewed in addition to, and not as a substitute for, the Company’s reported results. These Non-GAAP measures are indicators that management uses to provide additional meaningful comparisons between current results and prior reported results, and as a basis for planning and forecasting for future periods. In addition, Broadridge believes this Non-GAAP information helps investors understand the effect of these items on reported results and provides a better representation of the Company’s actual performance. Accompanying this release is a reconciliation of these Non-GAAP measures to the comparable GAAP measures.

Net earnings, Diluted earnings per share and Pre-tax margins excluding the impact of Acquisition Amortization and Other Costs and Restructuring Charges are Non-GAAP measures. Our fiscal year 2014 Non-GAAP results exclude the impact of Acquisition Amortization and Other Costs, and our fiscal year 2013 Non-GAAP results exclude the impact of Acquisition Amortization and Other Costs and Restructuring Charges. Free cash flow is a Non-GAAP measure and is defined by the Company as cash flow from operating activities, less capital expenditures and purchases of intangibles.

Acquisition Amortization and Other Costs

Acquisition Amortization and Other Costs represent amortization charges associated with intangible asset values as well as other transaction costs associated with the Company’s acquisitions. Acquisition Amortization and Other Costs are recorded in our Cost of revenues in the Condensed Consolidated Statements of Earnings for the three months ended September 30, 2013 and 2012, respectively.

Restructuring Charges

For the three months ended September 30, 2012, there were $1 million in pre-tax charges primarily related to severance costs resulting from the termination of the outsourcing services agreement between the Company and Penson Worldwide, Inc. These charges are recorded in our Other segment and Cost of revenues in the Condensed Consolidated Statements of Earnings for the three months ended September 30, 2012.

Earnings Conference Call

An analyst conference call will be held today, Thursday, November 7th at 8:30 a.m. ET. A live webcast of the call will be available to the public on a listen-only basis. To listen to the webcast and view the slide presentation, go to www.broadridge-ir.com and click on the webcast icon. The presentation will also be available to download and print approximately one hour before the webcast. Broadridge’s news releases, current financial information, SEC filings and Investor Relations presentations are accessible on the same website.

About Broadridge

Broadridge Financial Solutions, Inc. (NYSE:BR) is the leading provider of investor communications and technology-driven solutions for broker-dealers, banks, mutual funds and corporate issuers globally. Broadridge’s investor communications, securities processing and operations outsourcing solutions help clients reduce their capital investments in operations infrastructure, allowing them to increase their focus on core business activities. With over 50 years of experience, Broadridge’s infrastructure underpins proxy voting services for over 90% of public companies and mutual funds in North America, and processes more than $5 trillion in fixed income and equity trades per day. Broadridge employs approximately 6,400 full-time associates in 13 countries. For more information about Broadridge, please visit www.broadridge.com.

Forward-Looking Statements

This press release and other written or oral statements made from time to time by representatives of Broadridge may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, and which may be identified by the use of words such as “expects,” “assumes,” “projects,” “anticipates,” “estimates,” “we believe,” “could be” and other words of similar meaning, are forward-looking statements. In particular, information appearing in the “Fiscal Year 2014 Financial Guidance” section are forward-looking statements. These statements are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. These risks and uncertainties include those risk factors discussed in Part I, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended June 30, 2013 (the “2013 Annual Report”), as they may be updated in any future reports filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this press release and are expressly qualified in their entirety by reference to the factors discussed in the 2013 Annual Report. These risks include: the success of Broadridge in retaining and selling additional services to its existing clients and in obtaining new clients; Broadridge’s reliance on a relatively small number of clients, the continued financial health of those clients, and the continued use by such clients of Broadridge’s services with favorable pricing terms; changes in laws and regulations affecting Broadridge’s clients or the investor communication services provided by Broadridge; declines in participation and activity in the securities markets; any material breach of Broadridge security affecting its clients’ customer information; the failure of Broadridge’s outsourced data center services provider to provide the anticipated levels of service; a disaster or other significant slowdown or failure of Broadridge’s systems or error in the performance of Broadridge’s services; overall market and economic conditions and their impact on the securities markets; Broadridge’s failure to keep pace with changes in technology and demands of its clients; Broadridge’s ability to attract and retain key personnel; the impact of new acquisitions and divestitures; and competitive conditions. Broadridge disclaims any obligation to update or revise forward-looking statements that may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

Contact Information

Investors:

David Ng

Broadridge Financial Solutions, Inc.

Managing Director, Head of Investor Relations

(516) 472-5491

Broadridge Financial Solutions, Inc.

Condensed Consolidated Statements of Earnings

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended September 30,
	2013	2012
Revenues	$545.2	$495.8

Cost of revenues	397.5	390.0
Selling, general and administrative expenses	73.5	72.9
Other expenses, net	4.9	4.3

Total expenses	475.9	467.2

Earnings before income taxes	69.3	28.6
Provision for income taxes	24.9	10.3

Net earnings	$44.4	$18.3

Basic earnings per share	$0.37	$0.15

Diluted earnings per share	$0.36	$0.14

Weighted-average shares outstanding:
Basic	119.1	124.0
Diluted	123.1	127.1

Dividends declared per common share	$0.21	$0.18

Broadridge Financial Solutions, Inc.

Condensed Consolidated Balance Sheets

(In millions, except per share amounts)

(Unaudited)

	September 30, 2013	June 30, 2013
Assets
Current assets:
Cash and cash equivalents	$183.1	$266.0
Accounts receivable, net of allowance for doubtful accounts of $3.2 and $3.7, respectively	372.2	442.4
Other current assets	101.3	98.6

Total current assets	656.6	807.0
Property, plant and equipment, net	82.1	80.9
Goodwill	809.3	778.4
Intangible assets, net	125.3	120.6
Other non-current assets	233.9	231.3

Total assets	$1,907.2	$2,018.2

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$110.5	$143.1
Accrued expenses and other current liabilities	171.8	277.2
Deferred revenues	55.8	49.2

Total current liabilities	338.1	469.5
Long-term debt	524.0	524.5
Deferred taxes	69.3	71.2
Deferred revenues	43.6	40.2
Other non-current liabilities	94.2	96.8

Total liabilities	1,069.2	1,202.2

Commitments and contingencies

Stockholders’ equity:
Preferred stock: Authorized, 25.0 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value: Authorized, 650.0 shares; issued, 154.5 shares and 154.5 shares, respectively; outstanding, 119.1 and 119.0 shares, respectively	1.6	1.6
Additional paid-in capital	788.4	783.0
Retained earnings	831.1	811.3
Treasury stock, at cost; 35.4 and 35.5 shares, respectively	(785.6)	(784.1)
Accumulated other comprehensive income	2.5	4.2

Total stockholders’ equity	838.0	816.0

Total liabilities and stockholders’ equity	$1,907.2	$2,018.2

Broadridge Financial Solutions, Inc.

Segment Results

(In millions)

(Unaudited)

	Revenues
	Three Months Ended September 30,
	2013	2012
Investor Communication Solutions	$376.2	$339.5
Securities Processing Solutions	168.7	153.9
Foreign currency exchange	0.3	2.4

Total	$545.2	$495.8

	Earnings (Loss) before Income Taxes
	Three Months Ended September 30,
	2013	2012
Investor Communication Solutions	$40.9	$27.2
Securities Processing Solutions	31.7	9.4
Other	(8.0)	(11.9)
Foreign currency exchange	4.7	3.9

Total	$69.3	$28.6

Broadridge Financial Solutions, Inc.

Reconciliation of Non-GAAP to GAAP Measures

(In millions, except per share amounts)

	Three Months Ended September 30,
	2013	2012
Adjusted Earnings before income taxes (Non-GAAP)	$75.1	$34.8
Acquisition Amortization and Other Costs	(5.8)	(5.5)
Restructuring Charges	—	(0.7)

Earnings before income tax (GAAP)	$69.3	$28.6

Adjusted Pre-tax margins (Non-GAAP)	13.8%	7.0%
Pre-tax margins (GAAP)	12.7%	5.8%

	Three Months Ended September 30,
	2013	2012
Adjusted Net earnings (Non-GAAP)	$48.1	$22.3
Acquisition Amortization and Other Costs, net of taxes	(3.7)	(3.5)
Restructuring Charges, net of taxes	—	(0.5)

Net earnings (GAAP)	$44.4	$18.3

	Three Months Ended September 30,
	2013	2012
Adjusted Diluted earnings per share (Non-GAAP)	$0.39	$0.18
Acquisition Amortization and Other Costs, net of taxes	(0.03)	(0.03)
Restructuring Charges, net of taxes	—	(0.01)

Diluted earnings per share (GAAP)	$0.36	$0.14

Broadridge Financial Solutions, Inc.

Reconciliation of Non-GAAP to GAAP Measures

EBIT Reconciliation

(In millions)

	Q1 FY14	FY14 Guidance Range
	Actual	Low	High
Adjusted EBIT (Non-GAAP)	$75	$391	$412
Acquisition Amortization and Other Costs	6	22	22
Interest and Other	(6)	(26)	(28)

Total Adjusted EBT (Non-GAAP)	75	387	406
Acquisition Amortization and Other Costs	(6)	(22)	(22)
Restructuring Charges	—	—	—

Total EBT (GAAP)	$69	$365	$384

Adjusted EBIT margins (Non-GAAP)	13.8%	15.8%	16.4%
Adjusted EBT margins (Non-GAAP)	13.8%	15.6%	16.1%
EBT margins (GAAP)	12.7%	14.8%	15.3%

NOTE: Amounts in this table may not sum to totals due to rounding.

Broadridge Financial Solutions, Inc.

Reconciliation of Non-GAAP to GAAP Measures

Fiscal Year 2014 Guidance

(In millions, except per share amounts)

	FY14 Guidance Range (a)
	Low	High
Adjusted Earnings before income taxes (Non-GAAP)	$387	$406

Acquisition Amortization and Other Costs	(22)	(22)

Earnings before income taxes (GAAP)	$365	$384

Adjusted Pre-tax margins (Non-GAAP)	15.6%	16.1%
Pre-tax margins (GAAP)	14.8%	15.3%

	FY14 Guidance Range (a)
	Low	High
Adjusted Diluted earnings per share (Non-GAAP)	$2.00	$2.10

Acquisition Amortization and Other Costs	(0.11)	(0.11)

Diluted earnings per share (GAAP)	$1.89	$1.99

(a)	Guidance does not take into consideration the effect of any future acquisitions, additional debt and/or share repurchases.

Broadridge Financial Solutions, Inc.

Reconciliation of Non-GAAP to GAAP Measures

Free Cash Flow

(In millions)

	Q1 FY14	FY14 Guidance Range (a)
	Actual	Low	High
Net Earnings (GAAP)	$44	$233	$246
Depreciation and amortization (includes other LT assets)	23	100	110
Stock-based compensation expense	5	33	35
Other	(2)	(5)	5

Subtotal	70	361	396

Working capital changes	(71)	(5)	5
Long-term assets & liabilities changes	(4)	(50)	(40)

Net cash flow provided by operating activities	(5)	306	361

Cash Flows From Investing Activities
Capital expenditures and software purchases	(13)	(60)	(55)

Free cash flow (Non-GAAP)	$(18)	$246	$306

(a)	Guidance does not take into consideration the effect of any future acquisitions, additional debt and/or share repurchases.